Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

and Extends Share Repurchase Program

Burr Ridge, Illinois - (April 28, 2010) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors has declared a cash dividend of $0.07 per common share. The dividend will be payable on June 4, 2010 to stockholders of record on May 12, 2010.

In addition, the Board of Directors announced that it has extended the expiration date of the Company’s current share repurchase authorization from May 17, 2010 until November 15, 2010. As of April 27, 2010, the Company had repurchased 3,882,723 shares of its common stock out of the 5,047,423 shares that had been previously authorized for repurchase.

The authorization permits shares to be repurchased in open market or negotiated transactions, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

The authorization will be utilized at management’s discretion, subject to the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission (the “SEC”) and other applicable legal requirements, and to price and other internal limitations established by the Company’s Board of Directors.

The authorization will expire on November 15, 2010, and may be suspended, terminated or modified at any time prior to that date for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

The authorization does not obligate the Company to purchase any particular number of shares. Any shares that are repurchased pursuant to the authorization may be utilized to fund grants that are made under the Equity Incentive Plan that the Company’s stockholders approved at the Company’s 2006 Annual Meeting, and for other corporate purposes.

Share repurchases will be funded from available working capital, supplemented if deemed necessary or desirable with dividends from the Company’s principal subsidiary that will be subject to regulatory approval or non-objection.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At March 31, 2010, BankFinancial Corporation had total assets of $1.559 billion, total loans of $1.152 billion, total deposits of $1.232 billion and stockholders’ equity of $264 million. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:

Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234